Exhibit 99.1

CONTINENTAL RESOURCES EXPECTS 30 PERCENT PRODUCTION GROWTH IN 2011

$1.36 Billion Capital Expenditure Budget for 2011

Company Reports Strong Confirmation Well in Southeast Anadarko Woodford Play

Additional Strong Well Completions in North Dakota Bakken Shale Play

ENID, Okla., October 11, 2010 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) today announced that it expects to produce 20.6 million barrels of oil equivalent (MMBoe) in 2011, an increase of 30 percent over expected production for 2010. The Company confirmed that 2010 total production is expected to be 15.8 MMBoe, in line with guidance.

“Our 2011 capital expenditures budget of $1.36 billion will support accelerated growth,” said Harold Hamm, Chairman and Chief Executive Officer. “We’ve committed 91 percent of 2011 capex, or $1.2 billion, to drilling, workovers and facilities, which directly support production growth.

“Of this drilling-related capex, 92 percent will be invested in the Bakken Shale play in North Dakota and Montana and in the Woodford Shale play in Oklahoma,” he said. “These two plays will be critical to driving our growth for the next five years.”

In the third quarter ended September 30, 2010, Continental continued to add to its acreage positions in strategic, liquids-rich plays. The Company now has 864,559 net acres leased in the Bakken Shale play, an increase of 47,707 net acres in the third quarter. In the Niobrara Shale play of Colorado and Wyoming, the Company now has leased 73,000 net acres, an increase of 13,929 net acres in the third quarter of 2010.

Continental also announced that it recently completed a strong confirmation well in the Southeast Cana area of the Anadarko Woodford play in Oklahoma in the third quarter of 2010. The Dana 1-29H flowed at 2.5 MMcfpd natural gas (million cubic feet per day) and 88 Bopd (barrels of oil per day) in its initial one-day test period. This was Continental’s third and most productive test well completed in the southeastern portion of the Anadarko Woodford play, validating the productivity and scope of the play from Dewey County in the northwest through Canadian County to Grady County in the southeast, a span of approximately 100 miles.

“The Anadarko Woodford is an enormous, liquids-rich shale resource play,” Mr. Hamm said. “We and other operators are just beginning to understand the productive potential of this play.”

Continental announced the completion of 26 Company-operated gross wells (16.4 net) in the North Dakota Bakken play in the third quarter of 2010, with an average one-day production test of 995 Boepd (barrels of oil equivalent per day). These wells, with their one-day test results, included:

— Bonney 2-3H (43% WI) in Dunn Co. – 1,765 Boepd;

— Roadrunner 1-15H (56% WI) in Dunn Co. – 1,722 Boepd;

— Rollefstad 2-3H (73% WI) in McKenzie Co. – 1,714 Boepd;

— Medicine Hole 2-27H (43% WI) in Dunn Co. – 1,702 Boepd;

— Mack 2-2H (74% WI) in McKenzie Co. – 1,471 Boepd;

— Ravin 1-1H (59% WI) in McKenzie Co. – 1,300 Boepd;

— Howard 1-5H (52% WI) in Divide Co. – 1,201 Boepd;

— Bjella 1-24H (41% WI) in Williams Co. – 1,029 Boepd.

Among Continental’s operated wells completed in the third quarter of 2010 were the four wells in its first ECO-Pad® project – Hegler 1-13H and 2-13H (83% WI) and Arthur 1-12H and 2-12H (94% WI) in Dunn County. Continental’s ECO-Pad concept involves drilling paired wells in adjoining 1,280-acre spacing units. The ECO-Pad concept involves drilling the first pair of parallel wells to target the Middle Bakken zone and the Three Forks zone in the first unit, separated vertically by about 50 feet and horizontally by 660 feet. The second pair of wells duplicates this pattern in the adjoining spacing unit.

All four wells are drilled from a single drilling pad, which reduces surface footprint. The Arthur and Hegler wells in the first ECO-Pad project had a one-day test production rate total of 4,359 Boe, for an average of 1,090 Boepd per well.

“Production rates and wellbore pressures clearly indicate that the Middle Bakken and Three Forks zones are isolated from one another, confirming our expanded view of the North Dakota Bakken’s potential,” Mr. Hamm said. “We are producing these wells under restriction to conserve the energy resource and minimize flaring.

“This is clearly the technology approach to take as we move into full-scale development,” Mr. Hamm said.

Continental also announced guidance for 2011:

Year Ended December 31, 2011
Production growth	30%

Price differentials(1) :

Oil (Bbl)	$8 to $10
Gas (Mcf)	+/- $0.25

Operating expenses:
Production expense (per Boe)	$6.50 to $7.50
Production tax (percent of sales)	7% to 8%
Depreciation, depletion, amortization and accretion (per Boe)	$16.00 to $19.00
General and administrative expense (per Boe)(2)	$2.00 to $2.50
Non-cash stock-based compensation (per Boe)	$0.75 to $1.00

Income tax rate (percent of pre-tax income)	38%
Percent of income tax deferred	90% to 95%

(1)	Differential to calendar month average NYMEX futures price for oil and to average of last three trading days of prompt NYMEX futures contract for gas.
(2)	Excludes non-cash stock-based compensation.

On Tuesday, October 12, 2010, the Company will host its 2010 Investors Day, starting at 8 a.m. CT at the Skirvin Hilton Hotel in Oklahoma City. Event presentations will be audio broadcast on the Company’s web site at www.contres.com.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACT: Continental Resources, Inc.

J. Warren Henry	Brian Engel

Investors	Media

(580) 548-5127	(580) 249-4731